SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 10, 2004



                           FIRST SHARES BANCORP, INC.
             (Exact name of registrant as specified in its charter)


     Indiana                        0-29837                  35-1948962
(State or jurisdiction of          (Commission             (I.R.S. Employer
incorporation or organization)     File Number)            Identification No.)


996 South State Road 135
Greenwood, Indiana                                         46143
(Address of principal executive offices)                  (Zip Code)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:   (317) 882-4790


                                 Not applicable
          (Former name or former address, if changed since last report)




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ITEM 5.  Other Events

     On March 10, 2004, First Shares Bancorp, Inc. ("FSB") and Lincoln Bancorp ("Lincoln") jointly announced the signing of a definitive agreement (the "Agreement") pursuant to which FSB will be merged with and into Lincoln (the "Merger"), and FSB's bank subsidiary will be merged with and into Lincoln's savings bank subsidiary. The Agreement provides that upon the effective date of the Merger (the "Effective Time"), each shareholder of FSB will receive either ..75 shares of Lincoln's common stock, without par value ("Lincoln Common Stock"), or $14.80 in cash for each share of FSB common stock, $.01 par value per share, owned by such shareholder; provided that the number of shares of Lincoln Common Stock issued in the Merger must equal .375 times the number of shares of FSB Common Stock outstanding immediately prior to the Effective Time of the Merger. There may be pro rata allocations of cash or stock made to FSB shareholders to ensure that this requirement is satisfied. Based on the closing price of Lincoln Common Stock on March 10, 2004 ($21.00), the transaction has an aggregate value of approximately $37.3 million (assuming outstanding stock options held by non-employee directors of FSB are valued at the difference between the merger consideration and the exercise price of the options).

     The Merger is expected to close in the third quarter of 2004. The Agreement has been approved by the boards of directors of FSB and Lincoln. However, it is subject to certain other conditions, including the approval of the shareholders of both companies and the approval of regulatory authorities.

     Pursuant to General Instruction F to Form 8-K, the Agreement concerning the Merger is incorporated herein by reference and is attached hereto as Exhibit 2.



Item 7.  Financial Statements and Exhibits

(c)  Exhibits

Exhibit No.     Exhibit
-----------     -------

    2 Agreement and Plan of Reorganization among First Shares Bancorp, Inc., First Bank, Lincoln Bancorp and Lincoln Bank dated March 10, 2004


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        FIRST SHARES BANCORP, INC.


Date: March 15, 2004                    By:    /s/ Kimberly B. Kling
                                        ---------------------------------
                                        Kimberly B. Kling
                                        Secretary, Treasurer and Chief
                                        Financial Officer